Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of Clementia Pharmaceuticals Inc.

We consent to the incorporation by reference in the registration statement (No. 333-219703) on Form S-8 of Clementia Pharmaceuticals Inc. of our report dated February 27, 2018, with respect to the consolidated statements of financial position of Clementia Pharmaceuticals Inc. as at December 31, 2017 and December 31, 2016, and the related consolidated statements of net loss and comprehensive loss, changes in equity and cash flows, for each of the three years in the period ended December 31, 2017, and the related notes (collectively the "financial statements"), which appears in the December 31, 2017 Annual Report on Form 20-F of Clementia Pharmaceuticals Inc.

/s/ KPMG LLP*

February 27, 2018

Montréal, Canada

*CPA auditor, CA, public accountancy permit No. A125211

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative
("KPMG International"), a Swiss entity.
KPMG Canada provides services to KPMG LLP.